SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 4

                                       TO

                                      FORM

                                     N-8B-2

                REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS

                         Pursuant to Section 8(b) of the

                         Investment Company Act of 1940

                             PRUDENTIAL UNIT TRUSTS

                           (Prudential Equity Trust Series 1
                             and any other series of

                              Prudential Unit Trusts)
                                and any series of

                              NATIONAL EQUITY TRUST

                         (Name of Unit Investment Trust)

                         ------------------------------
                     Not the issuer of periodic payment plan
                                 certificates.

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

I.       ORGANIZATION AND GENERAL INFORMATION

         3. Furnish name and principal business address and ZIP code and the Internal Revenue Service Employer Identification Number of each custodian or trustee of the trust indicating for which class of series of securities each custodian or trustee is acting.

THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)
270 PARK AVENUE
NEW YORK, NEW YORK 10017

 unit investment trust at:
 4 NEW YORK PLAZA
 NEW YORK, NEW YORK 10004
 The Internal Revenue Service Employer Identification Number for THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION): 13-2633612

THE BANK OF NEW YORK
101 BARCLAY STREET
NEW YORK, NEW YORK  10286

unit investment trust office at:
101 BARCLAY STREET
NEW YORK, NEW YORK  10286

The Internal Revenue Service Employer  Identification Number for THE BANK OF NEW
YORK: 13-4941102

The trustee of each series of securities is noted in the prospectus for each such series.

IX.      EXHIBITS

         **Exhibit A(1)

Trust Indenture and Agreement and related Reference Trust Agreement among Prudential Securities Incorporated, Sponsor, the Trustee, and the Evaluator.

         **Exhibit A(5)

Form of Certificate of Ownership (included in Exhibit (A(1)).

         **Exhibit A(6)(a)

Certificate of Incorporation of Prudential Securities Incorporated.

         **Exhibit A(6)(b)

Revised By-Laws of Prudential Securities Incorporated.

         *Exhibit A(11)

Unit Investment Trust - Code of Ethics of Prudential Securities Incorporated.

         ***Exhibit D

Copy of Registration Statement on Form S-6.

         **Exhibit E

Information as to Officers and Directors of Prudential Securities Incorporated.

         **Exhibit F

                  Affiliations of Sponsor with other investment companies.

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*    Filed herewith.

** Incorporated by reference to Item B in "Part II -- Additional Information Not Required in Prospectus" of Exhibit D hereto, including exhibits thereto.

*** Incorporated by reference to Registration Statement on Form S-6 under Securities Act of 1933 of the designated series of PRUDENTIAL UNIT TRUSTS or NATIONAL EQUITY TRUST, respectively.

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in The City of New York and State of New York on the 29th day of February, 2000.

                                    PRUDENTIAL UNIT TRUSTS
                                            (Prudential  Equity  Trust  Series 1
                                            and any other  series of  Prudential
                                            Unit   Trusts)  and  any  series  of
                                            NATIONAL EQUITY TRUST) (Registrant)

                                    By:  PRUDENTIAL SECURITIES INCORPORATED
                                            (Sponsor/Depositor)

                                    By:  Kenneth Swankie
                                         Kenneth Swankie
                                         Senior Vice President

[SEAL]


Attest:  Kathleen Maguire
         Kathleen Maguire
         Assistant Secretary